Exhibit 99.1

CYGNE DESIGNS, INC.

For:	Cygne Designs, Inc.

Contact: Investor Relations
Bill Zima
(203) 682-8200

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 234

CYGNE DESIGNS ANNOUNCES THIRD QUARTER AND NINE

MONTHS 2005 RESULTS

New York, NY – December 15, 2005 – Cygne Designs, Inc. (OTCBB: CYDS.OB) today announced results for the three and nine months ended October 31, 2005.

For the three months ended October 31, 2005, net sales increased to $22.9 million compared to $8.5 million in the prior year period. $16.6 million of the increase in sales resulted from our acquisition of the branded and private label business of Diversified Apparel Resources LLC (“DAR”), which was acquired on July 31, 2005. Gross profit in the third quarter increased to $5.3 million compared to $1.1 million in the prior year. Third quarter gross margins increased to 23.1% compared to 12.8% in the prior year period. The increase in gross margin was due to higher gross margins on sales stemming from the acquisition for product sourced through a supply agreement with DAR. Selling, general, and administrative expenses for the third quarter of 2005 were $3.9 million compared to $830,000 in the prior year period. The increase in SG&A was attributable to the additional expenses of the acquired business. The Company had a net loss of $128,000, or ($0.01) on a basic and diluted per share basis for the third quarter, after a $530,000 one-time amortization of the acquired order backlog intangible asset attributable to the acquisition of DAR, compared to net earnings of $115,000 or $0.01 on a basic and diluted per share basis in the third quarter of the prior year.

For the nine months ended October 31, 2005, net sales increased 33.6% to $32.6 million compared to $24.4 million for the nine month period of the prior year. Sales of the products acquired from DAR accounted for $16.6 million of the $8.2 million increase in sales. Gross profit for the nine months ended October 31, 2005 increased to $6.2 million compared to $3.2 million for the prior year period. Gross margins increased to 19.1% compared to 13.3% in the prior year period as a result of higher gross margins on sales stemming from the acquisition for product sourced through a supply agreement with DAR in the third quarter. The Company recorded a net loss of $745,000, or ($0.05) on a basic and diluted per share basis for the nine month period ended October 31, 2005 compared to net earnings of $215,000, or $0.02 on a basic and diluted per share basis for the prior year period. $530,000 of the net loss resulted from a one-time amortization of the acquired order backlog intangible asset attributable to the acquisition of DAR.

We and our factor use EBITDA as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net income (loss) is shown in the table below.

	Three Months Ended		Nine Months Ended
Reconciliation of EBITDA (In thousands)	October 31, 2005	October 30, 2004	October 31, 2005	October 30, 2004
Net income (loss)	$(128)	$115	$(745)	$215
Depreciation and amortization	801	78	933	218
Interest expense, net	716	54	694	150
Provision for income taxes	18	5	28	15

EBITDA	$1,407	$252	$910	$598

Bernard Manuel, Chief Executive Officer of Cygne Designs said, “We are pleased with Cygne’s performance for the third quarter and with the integration of our recent acquisition.”

About Cygne Design Inc.

Cygne Designs, Inc. is a designer and producer of branded and private label denim, casual and career apparel with sales to a broad range of retailers in the United States. Cygne’s brands include Hippie, Hint Jeans and Manhattan Blues.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 29, 2005 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31 2005	October 30 2004	October 31 2005	October 30 2004
Net sales	$22,935	$8,470	$32,552	$24,374
Cost of goods sold	17,645	7,383	26,338	21,141

Gross profit	5,290	1,087	6,214	3,233
Selling, general and administrative expenses	3,883	830	5,202	2,615
Depreciation and amortization	801	78	933	218
Provision for restructuring	—	—	102	—

Income (loss) from continuing operations before interest and income taxes	606	179	(23)	400
Interest expense, net	716	54	694	150

(Loss) income from continuing operations before income taxes	(110)	125	(717)	250
Provision for income taxes	18	5	28	15

(Loss) income from continuing operations	(128)	120	(745)	235
(Loss) from discontinued operation	—	(5)	—	(20)

Net (loss) income	$(128)	$115	$(745)	$215

(Loss) per share-basic and diluted from continuing operations	$(0.01)	$0.01	$(0.05)	$0.02
(Loss) per share-basic and diluted from discontinued operation	—	—	—	—

Net (loss) income per share-basic and diluted	$(0.01)	$0.01	$(0.05)	$0.02

Weighted average common shares outstanding:
Basic	22,958	12,438	16,002	12,438

Diluted	22,958	12,443	16,002	12,443